Exhibit 99.1

For Immediate Release

Foodfest International 2000 Inc. Closes Merger Agreement

 Vaughan, Canada, December X, 2010/ Foodfest International 2000 Inc. (the “Company” or “FDFT”) completed the acquisition of all of the issued and outstanding shares of Foodfest International 2000, Inc., a private company incorporated under the laws of Ontario, Canada (“CanCo”) on December 20, 2010. CanCo is in the business of processing and distributing kosher, natural, and organic food and drink. Upon closing, CanCo became a wholly owned subsidiary of the Company. The combined entity has approximately $12.9 million in net sales.

Foodfest International 2000 Inc. was incorporated in Ontario, Canada on June 25, 1987 by Henry Ender, Chief Executive Officer and Fred Farnden, President and Chief Financial Officer. The company was formed to align with food distributors and processors specializing in kosher, natural, and organic food and drink to expand sales and manufacturing growth opportunities.

Foodfest is one of the largest kosher food distributors in North America and its mission statement is simple. To be the best supplier of Kosher, natural and organic food and drink to existing and new customers through its association with associated companies and suppliers servicing retail and institutional markets in North America and globally.

About Foodfest International 2000, Inc.

Foodfest International seeks out new opportunities to enter into new broker agreements representing companies with products focused on Kosher, organic, and/or natural qualities. In addition, Foodfest International will pursue acquisitions or joint ventures with other brokerage firms, distributors, and manufacturers that also focus on these Kosher, organic, and natural qualities. Through its wholly owned subsidiaries and partnerships, Foodfest International manufactures sells and distributes a diversified portfolio of high-quality, shelf-stable, frozen and refrigerated foods across North America. For further information on company developments and information, please visit our website at www.foodfestamerica.com.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates," "confident" and similar statements. Among other things, expectations about the Brazilian coffee and food market and quotations from management in this announcement contain forward-looking statements. Statements that are not historical facts, including statements about Foodfest International Food Corp.'s beliefs and expectations are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those contained in any forward- looking statements. Further information regarding these and other risks is included in our annual report on Form 10-K and other documents filed with the Securities and Exchange Commission. All information provided in this press release is as of April 13, 2010 and Foodfest International Food Corp. undertakes no duty to update such information, except as required under applicable law.